Exhibit 8.1

[Form of Opinion]

Amcor Limited

Level 11, 60 City Road,
3006 Southbank
Australia

Amcor plc

3rd Floor, 44 Esplanade

St. Helier, Jersey JE4 9WG

Ladies and Gentlemen:

We have acted as counsel to Amcor Limited, an Australian public company limited by shares (“Amcor”), in connection with the Merger and the Scheme, as defined in the Transaction Agreement (the “Transaction Agreement”), dated as of August 6, 2018, by and among Amcor, Amcor plc, a public limited company incorporated under the Laws of the Bailiwick of Jersey (as successor in interest to Arctic Jersey Limited, a limited company incorporated under the Laws of the Bailiwick of Jersey) (“New Holdco”), Arctic Corp., a Missouri corporation (“Merger Sub”), and Bemis Company, Inc., a Missouri corporation (“Bemis”). All capitalized terms used but not otherwise defined herein have the meaning ascribed to them in the Transaction Agreement.

At your request, and in connection with the filing of the Form S-4 by New Holdco with the Securities and Exchange Commission (File No. [        ]) (the “Registration Statement”), including the joint proxy statement/prospectus forming a part thereof, we are rendering our opinion regarding certain U.S. federal income tax matters.

In connection with this opinion, and with your consent, we have reviewed and relied upon the accuracy and completeness, without independent investigation or verification, of the following: (i) the Transaction Agreement and the documents referenced therein; (ii) the Registration Statement, including the joint proxy statement/prospectus forming a part thereof; (iii) the factual statements and representations made by and on behalf of New Holdco, Merger Sub, Amcor, and Bemis in their respective officer’s certificates (the “Officer’s Certificates”), dated as of the date hereof and delivered to us for purposes of this opinion; and (iv) such other documents, information and materials as we have deemed necessary or appropriate.

In rendering this opinion, we have assumed, with your permission, that: (1) all parties to the Transaction Agreement, and to any other documents reviewed by us, have acted and will act in accordance with the terms of the Transaction Agreement and such other documents; (2) the Merger and the Scheme will be consummated pursuant to and in accordance with the terms and conditions set forth in the Transaction Agreement and the documents referenced therein, without the waiver or modification of any such terms and conditions, and as described in the Registration Statement; (3) all facts, information, statements, covenants, representations, warranties and agreements made by or on behalf of New Holdco, Merger Sub, Amcor, and Bemis in the Transaction Agreement and the documents referenced therein, the Registration Statement and the

Officer’s Certificates are and, at all times up to the Effective Time, will continue to be true, complete and correct; (4) all facts, information, statements, covenants, representations, warranties and agreements made by or on behalf of New Holdco, Merger Sub, Amcor, and Bemis in the Transaction Agreement and the documents referenced therein, the Registration Statement and the Officer’s Certificates that are qualified by the knowledge and/or belief of any person or entity are and, at all times up to the Effective Time, will continue to be true, complete and correct as though not so qualified; (5) as to all matters as to which any person or entity represents that it is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement, there is in fact no plan, intention, understanding or agreement and, at all times up to the Scheme Implementation, there will be no plan, intention, understanding or agreement; and (6) for U.S. federal income tax purposes, New Holdco, Merger Sub, Amcor, and Bemis will treat the Merger as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Merger and Scheme, taken together, as an exchange described by Section 351 of the Code. We also have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures and the legal capacity of signatories. Moreover, we have assumed that all facts, information, statements and representations contained in the documents we have reviewed were true, complete and correct at the time made and will continue to be true, complete and correct in all respects at all times up to the Effective Time, and that all such facts, information, statements and representations can be established to the Internal Revenue Service or courts, if necessary, by clear and convincing evidence. If any of the assumptions described above are untrue for any reason, or if the Merger and the Scheme are consummated other than in accordance with the terms and conditions set forth in the Transaction Agreement and the documents referenced therein, our opinion as expressed below may be adversely affected.

Our opinion is based on the Code, the United States Treasury Regulations, case law and published rulings and other pronouncements of the Internal Revenue Service, as in effect on the date hereof. No assurances can be given that such authorities will not be amended or otherwise changed at any time, possibly with retroactive effect. We assume no obligation to advise you of any such subsequent changes, or to update or supplement this opinion to reflect any change in facts, circumstances or law after the date hereof. Any change in the applicable law or regulations, or any new administrative or judicial interpretation of the applicable law or regulations, may affect the continuing validity of our opinion.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Proxy Statement/Prospectus under the heading “U.S., U.K. and Jersey Tax Considerations — U.S. Federal Income Tax Considerations for U.S. Holders,” we are of the opinion that, under current U.S. federal income tax law, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and the Merger and the Scheme, taken together, will qualify as an exchange within the meaning of Section 351 of the Code. Accordingly, the Merger and the Scheme will have the following U.S. federal income tax consequences:

•                  The exchange of Bemis Shares or Amcor Shares for New Holdco Shares in the Merger or the Scheme, as applicable, will not result in the recognition of any gain or loss with respect to Bemis Shares or Amcor Shares held by a U.S. holder (except with respect to cash received in lieu of fractional shares, as discussed below).

•                  If a U.S. holder has differing bases or holding periods in respect of his, her, or its Bemis Shares or Amcor Shares, such U.S. holder must determine the bases and holding periods in the New Holdco Shares received in the Merger or the Scheme, as applicable, separately for each identifiable block (that is, stock of the same class acquired at the same time for the same price) of Bemis Shares or Amcor Shares that such U.S. holder exchanges.

•                  The aggregate tax basis of any New Holdco Shares a U.S. holder receives in exchange for all of such U.S. holder’s Bemis Shares or Amcor Shares in the Merger or the Scheme, as applicable, including fractional New Holdco Shares deemed received and redeemed or sold, as discussed below, will be the same as the aggregate tax basis of such U.S. holder’s Bemis Shares or Amcor Shares.

•                  The holding period of any New Holdco Shares (including fractional New Holdco Shares deemed received and redeemed or sold as discussed below) that a U.S. holder receives in the Merger or the Scheme, as applicable, will generally include the holding period of the Bemis Shares or Amcor Shares that such U.S. holder exchanged for such New Holdco Shares.

•                  Because New Amcor will not issue any fractional New Holdco Shares in the Merger, if a U.S. holder exchanges Bemis Shares in the Merger, and would otherwise have received a fraction of a New Holdco Share, such U.S. holder will receive cash. In such a case, such U.S. holder will be treated as having received a fractional share and having received such cash either (i) in redemption of the fractional share or (ii) as consideration for the sale of such share. The amount of any capital gain or loss such U.S. holder recognizes will equal the amount of cash received with respect to the fractional share less the ratable portion of the tax basis of the Bemis Shares surrendered that is allocated to the fractional share. Capital gain or loss will generally be long-term capital gain or loss if the U.S. holder’s holding period in the Bemis Shares is more than one year on the date of closing of the Merger. The deductibility of capital losses is subject to limitations.

•                  The Merger and the Scheme should not be subject to Section 367(a)(1) of the Code based on the assumption that (x) information provided by Amcor and Bemis regarding historical transactions that could impact their relative valuation, as calculated under Treasury Regulations Section 1.367(a)-3(c), is complete and accurate and (y) market conditions between the date hereof and the Effective Time do not impact the relative valuation of Amcor and Bemis in a manner that causes Bemis’s value, as calculated for purposes of Treasury Regulations Section 1.367(a)-3(c), to equal or exceed Amcor’s.

Our opinion relates solely to the specific matters set forth above, and no opinion is expressed, or should be inferred, as to any other U.S. federal, state, local or non-U.S. income, estate, gift, transfer, sales, use or other tax consequences that may result from the Merger or the Scheme. Our opinion is limited to legal rather than factual matters and has no official status or binding effect of any kind. Accordingly, we cannot assure you that the Internal Revenue Service or a court will agree with our opinion.

The opinion expressed herein is being furnished in connection with the filing of the Registration Statement and may not be used or relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8.1 to the Registration Statement and to the references to this opinion in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

Kirkland & Ellis LLP